VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Voting Agreement”) is made and entered into as of February 12, 2008, by and between the undersigned stockholder (the “Stockholder”) of Cellegy Pharmaceuticals, Inc., a Delaware corporation (“Cellegy”), and Adamis Pharmaceuticals Corporation, a Delaware corporation (“Adamis”).

RECITALS

A. Adamis and Cellegy have entered an Agreement and Plan of Reorganization of even date herewith (the “Merger Agreement”), which provides for the merger of a newly-created and wholly-owned subsidiary of Cellegy with and into Adamis, with Adamis as the surviving corporation (the “Merger”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

B. Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of Cellegy, and shares subject to outstanding options and warrants, as are indicated on Exhibit A to this Voting Agreement.

C. In consideration of the execution of the Merger Agreement by Adamis and to induce Adamis to enter into the Merger Agreement, Stockholder (in his or her capacity as such) agrees to vote the Shares (as defined below) and other such shares of capital stock of Cellegy over which Stockholder has voting power so as to facilitate consummation of the Merger.

AGREEMENT

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Voting Agreement:

(a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to the terms thereof, or (ii) such date and time as the Merger has been consummated in accordance with the terms of the Merger Agreement.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(c) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental authority.

(d) “Shares” shall mean: (i) all securities of Cellegy (including all shares of Cellegy Common Stock, and all options, warrants and other rights to acquire shares of Cellegy Common Stock) Owned by Stockholder as of the date of this Voting Agreement; and (ii) all additional securities of Cellegy (including all additional shares of Cellegy Common Stock and all additional options, warrants and other rights to acquire shares of Cellegy Common Stock) of which Stockholder acquires Ownership during the period from the date of this Voting Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(e) “Transfer”. A Person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly: (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

2. Transfer of Shares.

(a) Transfer Restrictions. Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Shares to be effected; provided that, notwithstanding the foregoing, Stockholder shall not be restricted from effecting a Transfer of any Shares to any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder and/or any member of Stockholder’s immediate family provided that (A) each such transferee shall have (i) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Adamis may reasonably request) and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement, and (B) the aggregate number of shares (whether outstanding or underlying outstanding options and warrants) that may be so Transferred by Stockholder may not exceed one percent (1%) of Cellegy’s outstanding Common Stock as of the date hereof. For purposes of this Agreement, “immediate family” means Stockholder’s spouse, parents, siblings, children or grandchildren.

(b) Transfer of Voting Rights. Stockholder agrees that, during the period from the date of this Voting Agreement through the Expiration Date, Stockholder shall not deposit (or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Voting Agreement with respect to any of the Shares.

3. Agreement to Vote Shares.  At every meeting of the stockholders of Cellegy called, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Cellegy, Stockholder (in his or her capacity as such) shall, or shall cause the holder of record on any applicable record date to, vote the Shares:

(a) in favor of approval of the Merger and the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement (including, without limitation, the Cellegy Charter Amendment, the Cellegy Name Change Amendment and the Plan Amendment) and the Proxy and any action required in furtherance thereof;

(b) in favor of any matter that could reasonably be expected to facilitate the Merger;

(c) against approval of any proposal made in opposition to, or in competition or inconsistent with, consummation of the Merger or the transactions contemplated by the Merger Agreement (including, without limitation, any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Cellegy in the Merger Agreement); and

(d) in favor of waiving any notice that may have been or may be required relating to any reorganization of Cellegy or any subsidiary of Cellegy, any reclassification or recapitalization of the capital stock of Cellegy or any subsidiary of Cellegy, or any sale of assets, change of control, or acquisition of Cellegy or any subsidiary of Cellegy by any other person, or any consolidation or Merger of Cellegy or any subsidiary of Cellegy with or into any other person.

Stockholder further agrees that if a meeting is held Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum. Before the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Agreement Not to Exercise Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise any rights to demand appraisal of any Shares which may arise with respect to the Merger or any related transaction.

5. Directors and Officers. Notwithstanding any provision of this Voting Agreement to the contrary, nothing in this Voting Agreement shall limit or restrict Stockholder from acting in Stockholder’s capacity as a director or officer of Cellegy (it being understood that this Voting Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of Cellegy) or voting in Stockholder’s sole discretion on any matter other than those matters referred to in Section 3.

6. Irrevocable Proxy. Concurrently with the execution of this Voting Agreement, (a) Stockholder agrees to deliver to Adamis a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law, with respect to the Shares, and (b) Stockholder shall cause to be delivered to Adamis an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any Shares that are owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by Stockholder. Stockholder shall, at his, her or its own expense, perform such further acts and execute such further promises and other documents and instruments as may reasonably be required to vest in Adamis the power to carry out and give effect to the provisions of this Voting Agreement.

7. No Ownership Interest. Nothing contained in this Voting Agreement shall be deemed to vest in Adamis any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Adamis shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Cellegy by virtue of this Voting Agreement or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

8. No Solicitation. Stockholder agrees that, during the period from the date of this Agreement through the Expiration Date, Stockholder shall comply with the provisions of Section 4.5 of the Merger Agreement.

9. Representations and Warranties of the Stockholder.

(a) Power; Binding Agreement. Stockholder has full power, authority and capacity to execute and deliver this Voting Agreement and the Proxy, to perform Stockholder's obligations hereunder and to consummate the transactions contemplated hereby and thereby. If Stockholder is a corporation or other entity, the execution, delivery and performance by Stockholder of this Voting Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Stockholder and no other actions or proceedings on the part of Stockholder are necessary to authorize the execution and delivery by it of this Voting Agreement and the consummation by it of the transactions contemplated hereby. This Voting Agreement and the Proxy have been duly executed and delivered by Stockholder, and constitute valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms.

(b) No Conflicts. Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any state or federal public body or authority (“Governmental Entity”) is necessary for the execution of this Voting Agreement and Proxy by Stockholder and the consummation by Stockholder of the transactions contemplated by this Voting Agreement and Proxy. None of the execution and delivery of this Voting Agreement or Proxy by Stockholder, the consummation by Stockholder of the transactions contemplated by this Voting Agreement and Proxy or compliance by Stockholder with any of the provisions of this Voting Agreement and Proxy shall (i) if Stockholder is a corporation or other entity, conflict with or result in any breach of any organizational documents applicable to Stockholder, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to Stockholder or any of Stockholder's properties or assets.

(c) Ownership of Shares. Stockholder (i) is the beneficial owner of the shares of Cellegy Common Stock and the options and warrants to purchase shares of Cellegy Common Stock indicated on Exhibit A hereto, which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever (“Encumbrances”) (except any Encumbrances arising under securities laws or arising hereunder); and (ii) does not beneficially own any securities of Cellegy other than the shares of Cellegy Common Stock and options and warrants to purchase shares of Cellegy Common Stock indicated on Exhibit A hereto.

(d) Voting Power. Stockholder has or will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Voting Agreement and Proxy, in each case with respect to all of Stockholder's Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Voting Agreement and Proxy.

(e) No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the transactions contemplated by this Voting Agreement and Proxy based upon arrangements made by or on behalf of Stockholder.

(f) Reliance by Adamis. Stockholder understands and acknowledges that Adamis is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Voting Agreement and Proxy.

10. Certain Restrictions. Prior to the termination of this Voting Agreement, Stockholder agrees not to, directly or indirectly, take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect.

11. Disclosure. Stockholder agrees to permit Adamis and Cellegy to publish and disclose in all documents and schedules filed with the Securities and Exchange Commission or any applicable state authority or agency, and any press release or other disclosure document that Adamis or Cellegy, in their sole discretion, determine to be necessary or desirable in connection with the Merger and any transactions related to the Merger, Stockholder's identity and ownership of Shares and the nature of Stockholder's commitments, arrangements and understandings under this Voting Agreement and Proxy.

12. Consents and Waivers. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Stockholder is a party or pursuant to any rights the Stockholder may have.

13. Legending of Shares. If so requested by Adamis, Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Voting Agreement and to an irrevocable proxy.

14. Termination. This Voting Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date. Nothing in this Section 14 shall relieve or otherwise limit any party of liability for breach of this Voting Agreement.

15. Miscellaneous.

(a) Validity. The invalidity or unenforceability of any provision of this Voting Agreement will not affect the validity or enforceability of the other provisions of this Voting Agreement, which will remain in full force and effect. In the event any governmental entity of competent jurisdiction holds any provision of this Voting Agreement to be null, void or unenforceable, the parties hereto will negotiate in good faith and will execute and deliver an amendment to this Voting Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

(b) Binding Effect and Assignment. This Voting Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, neither this Voting Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

(c) Amendments; Waiver. This Voting Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(d) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Adamis shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein or in the Proxy. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or agreement contained in this Agreement or in the Proxy, Adamis shall be entitled, in addition to any other remedies that may be available to Adamis upon any such breach or threatened breach, Adamis shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Adamis at law or in equity. Stockholder further agrees that Adamis shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 15(d), and Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(e) Non-Exclusivity. The rights and remedies of Adamis under this Voting Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Adamis under this Agreement, and the obligations and liabilities of Stockholder under this Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

(f) Notices. All notices and other communications pursuant to this Voting Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Adamis:	Adamis Pharmaceuticals Corporation
2658 Del Mar Heights Road, #555
Del Mar, CA 92014.
Attention: President
Telephone: (858) 401-3984

with a copy to:
Cooley Godward Kronish LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Patrick Loofbourrow, Esq.
Telephone No.: (858) 550-6000
Facsimile No.: (858) 550-6420
Email: loof@cooley.com

If to Stockholder:	To the address for notice set forth on the signature page hereof.

(g) No Waiver. The failure or delay of any party to exercise any right, power or remedy provided under this Voting Agreement or otherwise available in respect of this Voting Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Voting Agreement, and any custom or practice of the parties at variance with the terms of this Voting Agreement, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. Adamis shall not be deemed to have waived any claim available to it arising out of this Voting Agreement, or any power, right, privilege or remedy of Adamis under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Adamis; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(h) No Third Party Beneficiaries. This Voting Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(i) Governing Law. This Voting Agreement and the Proxy shall be governed by the laws of the State of Delaware, without reference to rules of conflicts of law.

(j) Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Voting Agreement or Proxy shall be heard and determined exclusively in any California state or federal court sitting in San Diego, California. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court located in San Diego, California, for the purpose of any action arising out of or relating to this Voting Agreement or Proxy brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Voting Agreement, the Proxy or the transactions contemplated hereby may not be enforced in or by any of the above-named courts. STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS VOTING AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS VOTING AGREEMENT OR THE PROXY.

(k) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Voting Agreement and Proxy and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(l) Entire Agreement. This Voting Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(m) Severability. If any term or other provision of this Voting Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Voting Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closes to expressing the intention of the invalid or unenforceable term or provision, and this Voting Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

(n) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

(o) Attorneys’ Fees. If any legal action or other legal proceeding relating to this Voting Agreement or the enforcement of any provision of this Voting Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(p) Expenses. All costs and expenses incurred in connection with this Voting Agreement, the Proxy and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses.

(q) Further Assurances. From time to time, at any other party's request and without further consideration, Stockholder shall (at Stockholder’s sole expense) execute and deliver any additional documents and take any further lawful action as may be necessary or desirable, in the reasonable opinion of Adamis, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement and to carry out the intent of this Voting Agreement.

(r) Counterparts. This Voting Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the day and year first above written.

ADAMIS PHARMACEUTICALS CORPORATION	STOCKHOLDER

By:	By:
Signature of Authorized Signatory	Signature
Name:	Name:
Title:	Title:

Address:	Address:

[Signature Page to Voting Agreement]

EXHIBIT A

SHARES BENEFICIALLY OWNED

shares of Cellegy Common Stock
shares of Cellegy Common Stock issuable upon exercise of outstanding options shares of Cellegy Common Stock issuable upon exercise of outstanding warrants

IRREVOCABLE PROXY

The undersigned stockholder ( “Stockholder”) of Cellegy Pharmaceuticals, Inc., a Delaware corporation (“Cellegy”), hereby irrevocably (to the fullest extent permitted by law) appoints Dennis J. Carlo and Rand Mulford of Adamis Pharmaceuticals Corporation, a Delaware corporation (“Adamis”) and Adamis, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Cellegy that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Cellegy issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), in accordance with the terms of this Proxy until the Expiration Date (as defined below). Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares that are inconsistent with this Proxy until after the Expiration Date (as defined in that certain Voting Agreement of even date herewith by and among Adamis and the undersigned stockholder (the “Voting Agreement”)).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of Adamis entering into that certain Agreement and Plan of Reorganization of even date herewith (the “Merger Agreement”), by and among Adamis, Cellegy and Cellegy Holdings, Inc., a wholly-owned subsidiary of Cellegy. The Merger Agreement provides for the acquisition by Adamis of Cellegy by means of the merger of a wholly-owned subsidiary of Cellegy with and into Adamis, with Adamis as the surviving corporation (the “Merger”).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of Cellegy and in every written consent in lieu of such meeting (i) in favor of approval of the Merger and the adoption and approval of the Merger Agreement, and in favor of each of the other actions contemplated by the Merger Agreement (including, without limitation, the Cellegy Charter Amendment, the Cellegy Name Change Amendment and the Plan Amendment) and the Proxy and any action required in furtherance thereof; (ii) in favor of any matter that could reasonably be expected to facilitate the Merger; (iii) against approval of any proposal made in opposition to, or in competition or inconsistent with, the consummation of the Merger or the transactions contemplated by the Merger Agreement (including, without limitation, any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Cellegy in the Merger Agreement); and (iv) in favor of waiving any notice that may have been or may be required relating to any reorganization of Cellegy or any subsidiary of Cellegy, any reclassification or recapitalization of the capital stock of Cellegy or any subsidiary of Cellegy, or any sale of assets, change of control, or acquisition of Cellegy or any subsidiary of Cellegy by any other person, or any consolidation or Merger of Cellegy or any subsidiary of Cellegy with or into any other person.

The attorneys and proxies named above may not exercise this Proxy on any other matter. The undersigned stockholder may vote the Shares on all other matters.

Any obligation of the undersigned hereunder shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the undersigned (including any transferee of the Shares).

If any term or other provision of this Proxy is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Proxy shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closes to expressing the intention of the invalid or unenforceable term or provision, and this Proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall negotiate in good faith to modify this Proxy so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

[Signature Page to Follow]

This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: February 12, 2008

Signature of Stockholder:

Print Name of Stockholder:

[Signature Page to Irrevocable Proxy]